STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”), dated the 31st day of August, 2018 (the “Effective Date”), by and between ICC Holdings, Inc., a Pennsylvania corporation (the “Company”), and each of the entities or individuals identified on Annex A (individually a “Seller” and collectively the “Sellers”).

The Company desires to repurchase 196,721 shares (the “Shares”) of its common stock, $0.01 par value per share (the “Common Stock”), from Sellers for the consideration and under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, agreements and covenants herein, the parties hereto hereby agree as follows:

1.Sale and Purchase.

(a)For the consideration set forth below, Sellers shall sell, assign, and transfer to the Company on the fourth business day following the date the last of the conditions precedent identified in clause (c) hereof to occur (the “Settlement Date”) the Shares free and clear of all security interests, pledges, mortgages, liens, charges, encumbrances, adverse claims, restrictions, or other burdens or encumbrances of any kind (“Encumbrances”).

(b)As consideration for the purchase of the Shares, the Company agrees to purchase the Shares from Sellers and shall pay to Sellers on the Settlement Date a purchase price of $15.25 per share, or an aggregate purchase price of $2,999,995.25, payable by wire transfer in immediately available funds on the Settlement Date.  On the Settlement Date, each Seller shall deliver to the Company such assignments or instruments of conveyance and transfer, in form and substance satisfactory to the Company and its counsel, as shall be effective to vest in the Company all of Seller’s right, title and interest in and to the Shares.

(c)The obligations of the Company to consummate the transactions contemplated hereunder are subject to the fulfillment, prior to or on the Settlement Date, of the following conditions:

(i)no judgment, injunction, decree or other legal restraint shall be outstanding, nor shall any action, suit, claim, investigation or other legal proceeding be pending that would reasonably be expected to prohibit, or have the effect of rendering unachievable, the consummation of the transactions contemplated by this Agreement; and

(ii)all consents and approvals of the Illinois Insurance Department and any other regulatory body or agency necessary to consummate the transactions contemplated by this Agreement shall have been obtained and all notice and waiting periods required by law to pass after receipt of such approvals or consents shall have passed.

(d)The closing of the purchase and sale described in this Section 1  shall be held at 10:00 a.m. Eastern Time on the Settlement Date at the offices of Stevens & Lee, 620 Freedom Business Center, King of Prussia, Pennsylvania 19406, or such other time and place as may be agreed to by the parties hereto.

2.Acknowledgment.Each Seller acknowledges that the Company intends to announce results of operations for the quarter ended June 30, 2018 in accordance with its normal disclosure practices.  Each Seller understands and acknowledges that it is possible that such announcement may affect the price of the Common Stock, either positively or negatively, and the Company makes no representations or warranties concerning such event, or its potential impact on the market price of the Common Stock at any given time.  Each Seller acknowledges that it is experienced, sophisticated and knowledgeable in trading of securities of public companies and that each Seller has been given the opportunity to seek any information and ask any questions of the Company which it deems necessary in order to make an informed decision with respect to the sale of the Common Stock.  Each Seller represents that it has, based on such information as it deemed adequate and appropriate, made its own independent investigation and evaluation of the financial condition of the Company and the value of the Common Stock without any reliance on the Company.  To the extent of any conflict between this Agreement and the Purchase Agreement, dated as of September 7, 2016 (the “Purchase Agreement”), among the Company, Illinois Casualty Company and certain investors, including the Sellers, exists, the Company and each Seller agree that (a) the restrictions on transfer on the Owned Shares by the Sellers pursuant to the Purchase Agreement are waived in order to effect the purchase and sale contemplated by this Agreement and (b) this Agreement does not constitute a breach of any provision of the Purchase Agreement.

3.Representations and Warranties of Sellers and Buyer.  Each Seller represents and warrants to the Company that (a) Seller is the sole beneficial owner of the shares of Common Stock set forth on Annex A next to its name (“Owned Shares”); (b) other than Sellers, no person has a right to acquire or direct the disposition of, or holds a proxy or other right to vote or direct the vote of, any of the Shares; (c) Seller has good and valid title to the Owned Shares, free and clear of any Encumbrances; (d) the sale by Seller of the Owned Shares against receipt of payment to Seller under this Agreement will transfer to the Company good and valid title to the Owned Shares, free and clear of all Encumbrances; (e) Seller is not insolvent and will not be rendered insolvent by reason of the sale by Seller of the Owned Shares; and (f) this Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

The Company represents and warrants to Sellers that this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

4.Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law.

5.Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that any party shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

6.Non-Assignment.  Neither the Company nor the Sellers may assign any rights such party may have relating to the Shares or this Agreement without the prior written consent of the other party.

7.Counterparts.  This Agreement may be executed and delivered (including by facsimile or e-mail transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

8.Survival of Acknowledgement and Representations and Warranties.  The acknowledgement and the representations and warranties contained in this Agreement shall survive the closing of the transaction contemplated herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date set forth above.

Company:

ICC HOLDINGS, INC.

By:
Arron K. Sutherland
President and Chief Executive Officer

Sellers:

R. Kevin Clinton, IRA

 R. Kevin Clinton, an adult individual

R. Kevin Clinton Irrevocable Trust for Avery Anne Clinton u/a/d December 13, 2012

By:

Name:Marilyn J. Clinton

Title:Trustee

R. Kevin Clinton Irrevocable Trust for Colleen Casey Clinton u/a/d December 13, 2012

By:

Name:Marilyn J. Clinton

Title:Trustee

R. Kevin Clinton Irrevocable Trust for Connor Richard Clinton u/a/d December 13, 2012

By:

Name:Marilyn J. Clinton

Title:Trustee

R. Kevin Clinton Irrevocable Trust for Ryan Kevin Clinton u/a/d December 13, 2012

By:

Name:Marilyn J. Clinton

Title:Trustee

Clifford T. Flood IRA, Oppenheimer & Co., Cust.

Clifford T. Flood, an adult individual

Appendix A

Name of Entity or Individual	Shares of Common Stock
R. Kevin Clinton, IRA	73,541
R. Kevin Clinton Irrevocable Trust for Avery Anne Clinton u/a/d December 13, 2012	18,500
R. Kevin Clinton Irrevocable Trust for Colleen Casey Clinton u/a/d December 13, 2012	18,500
R. Kevin Clinton Irrevocable Trust for Connor Richard Clinton u/a/d December 13, 2012	18,500
R. Kevin Clinton Irrevocable Trust for Ryan Kevin Clinton u/a/d December 13, 2012	18,500
Clifford T. Flood IRA, Oppenheimer & Co., Cust.	49,180